EXHIBIT 99.1

Press Release

TUT SYSTEMS, INC. ANNOUNCES SECOND QUARTER 2005

RESULTS

Reports 88.9% Year-Over-Year Revenue Growth

Lake Oswego, Oregon, July 26, 2005 — Tut Systems, Inc. (Nasdaq: TUTS), today announced its second quarter results for 2005. Revenue for the quarter ended June 30, 2005, was $9.7 million compared with revenue of $5.1 million for the quarter ended June 30, 2004. This represents an increase in revenue of 88.9% when compared with the second quarter of 2004 and a 37.2% increase when compared with first quarter 2005 revenue of $7.1 million. Revenue for the six months ended June 30, 2005 was $16.7 million compared with revenues of $11.3 million for the six months ended June 30, 2004. This represents a year-over-year increase in revenues of 48.0%.

Revenue related to video processing systems was $6.9 million and $3.1 million for the quarters ended June 30, 2005 and 2004, respectively. Revenue relating to broadband transport and service management products was $1.3 million and $2.0 million for the quarters ended June 30, 2005 and 2004, respectively. Revenue related to legacy product sales from the recently completed Copper Mountain Networks merger was $1.5 million for the quarter ended June 30, 2005. International sales were $1.5 million or 15.6% and $1.4 million or 26.7% of total sales for the quarters ended June 30, 2005 and 2004, respectively.

Net loss for the three months ended June 30, 2005, was $(4.5) million or $(0.17) per basic and diluted share. This compares with the net loss for the three months ended June 30, 2004, of $(3.6) million or $(0.18) per basic and diluted share. Net loss for the six months ended June 30, 2005 was $(7.8) million or $(0.31) per basic and diluted share compared with a net loss of $(8.1) million or $(0.40) per basic and diluted share for the six months ended June 30, 2004.

“We are pleased by the growth in our core IPTV business and we continue to be excited about the market opportunities ahead for our company,” said Sal D’Auria, Chairman, President and CEO of Tut Systems, Inc.

Second Quarter Conference Call Information

Tut Systems will host a conference call to discuss second quarter results on July 27, 2005 beginning at 5:00 am Pacific time. For callers within the United States, please dial 877-356-8058, at least five minutes before start time or visit http://www.tutsystems.com. International participants may dial 706-634-2465 or visit http://www.tutsystems.com. Enter the conference identification number 7959710.

For callers within the United States accessing the conference call replay, please dial 800-642-1687 (or for international callers 706-645-9291), conference identification number 7959710. The replay will become available two hours after the call ends, and will remain available for one week at http://www.tutsystems.com.

Recent Announcements:

Significant announcements from Tut Systems since the first quarter earnings release include:

5/3/05	Tut Systems Powers Up Broadband in Australia
5/17/05	Tut Systems Announces that CoSine Communications Terminates Merger Agreement
5/18/05	KPU Telecommunications Selects Tut Systems Astria Platform to Deliver Digital TV over DSL
5/27/05	Copper Mountain Stockholders Approve Merger Between Tut Systems and Copper Mountain Networks
6/1/05	Tut Systems Announces Consummation of its Merger with Copper Mountain Networks
6/2/05	Tut Systems CEO to Present at Lehman Brothers Conference June 3, 2005
6/2/05	Tut Systems Deploys First MPEG-4 Digital TV Headend in North America
6/3/05	Tut Systems to Showcase its Digital TV Solutions at Supercomm 2005
6/9/05	Tut Systems Showcases Cable-Ready IP, RF, and MPEG-4 Solutions at Cable-Tec Expo 2005
7/20/05 7/22/05 7/25/05

Tut Systems Announces Agreement for $14.9 Million Private Placement Financing

Tut Systems Announces Closing of $14.9 Million Private Placement Financing

Beijing Telecom Selects Tut Systems Digital Video Solution

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, forward-looking statements include statements relating to our anticipation about the market opportunities ahead. Forward-looking statements are based on management’s current expectations and beliefs, and are subject to risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein.

Risks that relate to these forward-looking statements include the risks inherent in new and developing technologies and markets, the risk that competitors will introduce rival technologies and products, and the risk that the expected financial benefits of the IPTV deployment will not be achieved as a result of unforeseen costs or events. Further detailed information about risk factors that may impact our business is set forth in our periodic filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

About Tut Systems, Inc.

Tut Systems, Inc. delivers content processing and distribution products for deploying next-generation data and video services over broadband networks. Service providers, content providers and government agencies in the United States and internationally use Tut Systems solutions to deliver broadcast-quality video over broadband networks.

Tut Systems is headquartered in Lake Oswego, OR with regional offices across North America, Europe and Asia. For more information visit www.tutsys.com or call (971) 217-0400.

- FINANCIAL TABLES FOLLOW -

Contacts:

Randall Gausman	Hilary Goetz
Chief Financial Officer	Corporate Communications
Tut Systems	Tut Systems
(971) 217-0400	(971) 217-0441
ir@tutsys.com	info@tutsys.com

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005
Revenue	$5,123	$9,674	$11,299	$16,727
Cost of goods sold	3,447	5,811	8,576	9,966

Gross profit	1,676	3,863	2,723	6,761

Operating expenses:
Sales and marketing	1,932	2,745	3,836	5,232
Research and development	1,860	3,216	3,682	5,337
General and administrative	1,099	1,965	2,216	3,124
Impairment of intangible assets	—	—	202	—
Amortization of intangible assets	376	400	772	775

Total operating expenses	5,267	8,326	10,708	14,468

Loss from operations	(3,591)	(4,463)	(7,985)	(7,707)
Interest and other (expense), net	(44)	(54)	(99)	(128)

Net loss	$(3,635)	$(4,517)	$(8,084)	$(7,835)

Net loss per share, basic and diluted	$(0.18)	$(0.17)	$(0.40)	$(0.31)

Shares used in computing net loss, basic and diluted	20,396	26,013	20,346	25,602

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2004	June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$12,440	$10,362
Accounts receivable, net	6,585	11,026
Inventories, net	3,994	4,825
Prepaid expenses and other	1,137	1,762

Total current assets	24,156	27,975
Property and equipment, net	1,874	3,194
Intangibles and other assets	1,935	9,035

Total assets	$27,965	$40,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$5,000
Accounts payable and accrued liabilities	4,545	9,045
Deferred revenue	226	448

Total current liabilities	4,771	14,493
Note payable	3,816	3,967

Total liabilities	8,587	18,460
Stockholders’ equity	19,378	21,744

Total liabilities and stockholders’ equity	$27,965	$40,204